EXHIBIT 10.3
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                     EMPLOYMENT AND NONCOMPETITION AGREEMENT
                                 (Seth R. Davis)

         THIS EMPLOYMENT AND NONCOMPETITION AGREEMENT ("Agreement") is entered into to be effective January 17, 2000 ("Effective Date"), between USOL HOLDINGS, INC., an Oregon corporation (the "Company"), and Seth R. Davis ("Employee").

         WHEREAS, the Company has requested Employee to serve as, and Employee has agreed to serve as, the Senior Vice President ("Senior Vice President") of the Company; and

         WHEREAS, the Company and Employee desire to enter into this Agreement to formally set forth the terms and conditions under which Employee will be employed by the Company.

         NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee agree as follows:

1.       Duties and Responsibilities.
         ------ --- ----------------

         a. Position. The Company and Employee agree that, subject to the terms and conditions of this Agreement, the Company will employ Employee and Employee will serve as the Company's Senior Vice President. Employee also agrees to serve as the Senior Vice President of USOL, Inc., an Oregon corporation ("USOL"). In the sole discretion of the Board of Directors, Employee may be elected to the board of, and/or be appointed as an executive officer of, affiliates and subsidiaries of the Company, without the necessity for an amendment, modification to or additional compensation under this Agreement.

         b. Duties. Employee shall perform the following duties, and shall have the following authority, and such other executive duties and authority as may from time to time be assigned to him by the Board of Directors of the Company in its reasonable discretion.

                  i. Corporate Development. Employee will be responsible for assisting the Chief Executive Officer ("CEO"), Chief Operating Officer ("COO"), President, and Chief Financial Officer ("CFO") of the Company and USOL with acquisition and merger opportunities consistent with the Company's and USOL's business plans.

                  ii. Developing the Company's and USOL's Infrastructure. Employee will be responsible for assisting the CEO, COO, President and CFO of the Company and USOL in streamlining and strengthening the Company's and USOL's systems and procedures, including systems and procedures for processing of information, completing organizational charts and job descriptions, and human resource procedures.

                  iii. Finance. Employee will be responsible for assisting the CEO, COO, President and CFO of the Company and USOL in identifying and procuring sources of capital and credit.

                  iv. Development of General Managers. Employee will be res-ponsible for assisting the CEO, COO, President of the Company and USOL and other Company/USOL officers/managers in hiring, managing, training and developing General Managers for the Company's/USOL's affiliates, markets or divisions.

                  v. Sales/Marketing. Employee will be responsible for: (a) assisting the Vice President of Sales of the Company and USOL in meeting sales quotas; (b) assisting the CEO, COO, President and Vice President of Sales of the Company and USOL in drafting and implementing strategy; (c) drafting and implementing budgets of the Company and USOL; (d) assisting in locating and executing key strategic alliances and ventures for the Company's/USOL's products and services; and (e) assisting the Vice President of Sales of the Company and USOL with development of new products and services for the Company's/ USOL's customers.

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                  vi. Customer Service Bureau.  Employee will be responsible for assisting the CEO, COO, President, CFO and Manager of Operations and the Manager of the Customer Service Bureau ("CSB") of the Company and USOL in continuing to improve CSB operations and with the development of CTM, billing platforms, training programs, and overall systems and procedures.

                  vii. Other Duties. Employee's initial responsibilities will be focused on the telecommunications portion of the Company's and USOL's business (including without limitation engineering, technical, field, overall strategic planning, overall strategic planning with respect to this business segment, specific strategic direction relating to telecommunications and convergence technology (Internet, voice, video), comprehensive operations planning to achieve performance targets of this segment relative to the corporate business plan, network architecture and economics, switch engineering, organizational planning and staffing, financial planning for this segment, cost and metrics analysis, revenue assurance, IXC and LEC billing reconciliation and resolution, IXC and LEC contract negotiations, P&L and budgeting responsibility for business segment, federal, state and local regulatory matters affecting telecommunications. In the sole discretion of the Company and/or USOL, Employee's responsibilities may be expanded to additionally focus on the cable and video, internet, and other portions of the Company's and/or USOL's business.

         c.       Extent of Services.
                  ------------------

                  i. Except as provided in this Agreement or otherwise permitted by the Board of Directors of the Company, Employee shall devote his full time, attention and energies to the business of the Company and USOL and to the performance of his duties as described above. Employee will use his full time, attention and energies to promote the interests and welfare of the Company and USOL. Notwithstanding the preceding two sentences, the Company understands and agrees that during the first 120 days of this Agreement Employee will continue to have other outside responsibilities in transitioning from his prior activities; during this 120 day period, Employee will not be able to devote his full time to the Company and the Company agrees that Employee's completion of his prior responsibilities and other transition tasks will not constitute a breach of this Agreement; provided, Employee will devote such time to the Company during this 120-day period that is acceptable to the Company in its sole discretion.

ii. Employee may participate in other businesses as a passive investor, provided that Employee shall not, without the prior approval of a majority of the Board of Directors of the Company (other than Employee if he is serving as a director): (a) actively participate in the operation or management of such businesses; or (b) make or maintain any investment in any entity with which the Company has a commercial relationship of any kind, including that of lessor, partner, investor, vendor, supplier, consultant or otherwise, or which is in competition with the Company. The following exceptions apply to the restrictions on Employee's activities in the preceding sentence: Employee may invest in the securities of any publicly traded companies so long as such investments do not constitute more than five percent (5%) of the outstanding voting securities of any such company.

2.       Term of Employment.
         ----------------

         a. Definitions. For the purposes of this Agreement the following terms shall have the following meanings:

                  i. "Termination For Cause" shall mean termination by Company of Employee's employment with Company because of (A) Employee's material breach of this Agreement, and such breach is not cured within thirty (30) days after written notice of such breach from Company to Employee; (B) a consistent course of Employee's conduct which would hold Company or any of its affiliates in disrepute or scandal, as determined by Company's Board of Directors in its reasonable discretion; (C) failure to follow lawful directions in conformity with this Agreement of Company's Board of Directors or its designee; and such failure is not cured within thirty (30) days after written notice of such failure from Company to Employee; (D)

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any material breach by Employee of his fiduciary  duties to Company or USOL; (E)
gross neglect by Employee of his duties under this Agreement as determined by Company's Board of Directors in its reasonable discretion; (F) any act of theft or dishonesty by Employee--this clause is intended to apply to Employee acts that would cause the Company's board of directors in its reasonable discretion to lose trust in Employee to such an extent that it would no longer trust Employee to fulfill his duties under this Agreement; (G) Employee's disability pursuant to Section 2.e of this Agreement; or (H) Employee's death pursuant to
Section 2.f of this Agreement.

                  ii. "Termination Other Than For Cause""shall mean termination by Company of Employee's employment with Company (other than in a Termination for Cause) and shall include constructive termination of Employee's employment resulting from material breach of this Agreement by Company; such termination shall only be effective if Company has failed to cure such material breach within thirty (30) days after written notice from Employee to Company of a material breach.

                  iii. "Voluntary Termination" shall mean termination by Employee of Employee's employment by Company other than (a) constructive termination as described in Section 2.a.ii, (b) "Termination Upon a Change in Control," and (c) termination by reason of Employee's death or disability as described in Sections 2.e and 2.f.

                  iv. "Termination Upon a Change in Control" shall mean a termination by Employee of Employee's employment with Company within 120 days following a "Change in Control."

                  v. "Change in Control" shall mean (A) the time that Company first determines that any person and all other persons who constitute a group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 ("Exchange Act")) have acquired direct or indirect beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of forty percent (40%) or more of the outstanding securities of the Company or of USOL, or (B) a sale of all or substantially all of the assets of the Company or USOL.

         b. Initial Term. The term of employment of Employee by Company shall be for a period of three (3) years beginning with the Effective Date ("Initial Term"), unless terminated earlier pursuant to this Section 2. If Employee's employment by the Company continues after the expiration of the Initial Term of this Agreement, the Agreement shall continue to govern the parties' relationship, except that Employee's employment may thereafter be terminated by either party at any time for any or no reason upon sixty (60) days prior notice to the other party. If Company and Employee do not enter into a new employment agreement within 30 months of the Effective Date, during the last six months of the Initial Term Employee may take off reasonable amounts of time to conduct job interviews for future employment; Employee must request such time off in writing and may take the time off only after approval by the Company, which approval will not be unreasonably withheld, conditioned or delayed.

         c. Termination For Cause. Termination For Cause may be effected by Company at any time during the term of this Agreement after the occurrence of an event which constitutes a Termination For Cause and shall be effected by written notification to Employee. Upon a Termination For Cause, Employee shall promptly be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Company in which Employee is a participant to the full extent of Employee's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination, but Employee shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation. If at the time of a Termination For Cause Employee owes any amounts to Company, such amounts shall be offset against the amounts payable to Employee under the preceding sentence.

         d. Termination Other Than For Cause. Notwithstanding anything else in this Agreement, Company may effect a Termination Other Than For Cause at any time upon giving written notice to Employee of such termination. Upon a Termination Other Than For Cause, Employee shall, within 30 days of such termination,

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be paid all accrued  salary,  bonus  compensation  to the extent earned,  vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Company in which Employee is a participant to the full extent of Employee's rights under such plans (including accelerated vesting of any awards granted to Employee under any of the Company's or USOL's stock option plans and stock award plans), accrued vacation pay and any appropriate business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination, and all severance compensation provided in Section 4.a, but no other compensation or reimbursement of any kind. The bonus owed pursuant to the preceding sentence includes only the fraction of any bonus earned through the date of Termination Other Than For Cause for such bonus period; the numerator of such fraction is the number of days of the bonus period during which Employee was employed with Company, and the denominator of such fraction is the total number of days in the bonus period. If the amount of any bonus compensation due Employee cannot be determined within 30 days of the Termination Other Than For Cause, such amount will be paid to Employee within 30 days of the date the amount of the bonus due is determined. Employee shall have the right to review the Company's books and records relating to the calculation of the bonus owed under this Section 2(d); such right shall expire 6 months after Employee is notified of the bonus amount. If at the time of a Termination Other Than For Cause Employee owes any amounts to Company, such amounts shall be offset against the amounts payable to Employee under the preceding sentence.

         e. Termination by Reason of Disability. If, during the term of this Agreement, Employee, in the reasonable judgment of the Board of Directors of Company, has failed to perform his duties under this Agreement on account of illness or physical or mental incapacity, and such illness or incapacity continues for a period of more than four (4) consecutive months, Company shall (to the extent permitted by applicable law) have the right to terminate Employee's employment hereunder by written notification to Employee and payment to Employee of all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Company in which Employee is a participant to the full extent of Employee's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination, with the exception of medical and dental benefits which shall continue through the expiration of this Agreement, but Employee shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation. If at the time of a Termination By Reason of Disability Employee owes any amounts to Company, such amounts shall be offset against the amounts payable to Employee under the preceding sentence.

         f. Death. In the event of Employee's death during the term of this Agreement, Employee's employment shall be deemed to have terminated as of the last day of the month during which his death occurs and Company shall promptly pay to his estate or such beneficiaries as Employee may from time to time designate all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Company in which Employee is a participant to the full extent of Employee's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination, but Employee's estate shall not be paid any other compensation or reimbursement of any kind, including without limitation, severance compensation. If at the time of Employee's Death Employee owes any amounts to Company, such amounts shall be offset against the amounts payable to Employee under the preceding sentence.

         g. Voluntary Termination. In the event of a Voluntary Termination, Company shall promptly pay all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Company in which Employee is a participant to the full extent of Employee's rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination, but no other compensation or reimbursement of any kind, including without limitation, severance compensation. If at the time of a Voluntary Termination Employee owes any amounts to Company, such amounts shall be offset against the amounts payable to Employee under the preceding sentence.

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         h. Termination Upon a Change in Control.  In the event of a Termination
Upon a Change in Control, Employee shall immediately be paid all accrued salary, bonus compensation to the extent earned, vested deferred compensation (other than pension plan or profit sharing plan benefits which will be paid in accordance with the applicable plan), any benefits under any plans of the Company in which Employee is a participant to the full extent of Employee's rights under such plans (including accelerated vesting of any awards granted to Employee under any of the Company's or USOL's stock option plans and stock award plans), accrued vacation pay and any appropriate business expenses incurred by
Employee  in  connection  with  his  duties  hereunder,   all  to  the  date  of
termination, and all severance compensation provided in Section 4.a, but no other compensation or reimbursement of any kind. If at the time of a Termination Upon A Change In Control Employee owes any amounts to Company, such amounts shall be offset against the amounts payable to Employee under the preceding sentence.

         i. Notice of Termination. Other than a Termination For Cause, Company may effect a termination of Employee's employment pursuant to the provisions of this Section 2 upon giving thirty (30) days written notice to Employee of such termination. Company may effect a Termination For Cause immediately without any prior notice other than the notice and cure period as provided in Section 2.a.i. Employee may effect a termination of Employee's employment pursuant to the provisions of this Section 2 upon giving thirty (30) days written notice to Company of such termination.

3. Salary, Benefits and Bonus Compensation. As compensation for services to be rendered by Employee under this Agreement, the Company shall compensate Employee as follows:

         a. Base Salary. As payment for the services to be rendered by Employee as provided in Section 1 and subject to the terms and conditions of Section 2, Company agrees to pay to Employee a "Base Salary" for the twelve (12) calendar months beginning the Effective Date equal to the following:

                  i. $142,500.00 per annum (prorated for any partial year) with health insurance under the Company's group health insurance plan and dental plan for Employee and Employee's dependents paid for 100% by the Company.

         The Company shall pay Employee's Base Salary in installments in accordance with the Company's payroll policy for other employees. Employee's Base Salary shall be reviewed annually by the Board of Directors to determine an appropriate increase (if any).

         b. Bonuses. Employee will be eligible for an annual bonus of up to fifty percent (50%) of his then current base salary. The amount of Employee's bonus will be determined by the Board of Directors, based upon the Company's performance each year, and will be tied to both qualitative and quantitative performance standards to be established by the Board of Directors at the beginning of the calendar year. The Board of Directors will provide written performance standards to Employee each year during the term of this Agreement, not later than January 30 of the applicable year. Notwithstanding the Company's performance, a minimum bonus of 5% of base salary will apply for each year Employee is employed by Company if: (i) exemplary individual performance warrants it and (ii) the application would be consistent with the benchmarks and eligibility of the Company's CEO and President with respect to a bonus for this purpose.

         The Company shall pay Employee a one time initial signing bonus of $12,000 within five business days of the execution of this Agreement . Employee shall immediately repay a portion of such $12,000 amount (the "Repayment Amount") to the Company if his employment with the Company is terminated by reason of a Termination For Cause or a Voluntary Termination during the first year of this Agreement. The Repayment Amount shall be equal to product of $12,000 and a fraction, the numerator of which shall be the number of days remaining in the first year of this Agreement following the termination event, and the denominator of which shall be 365.

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         c.  Additional Benefits.  During the term of this  Agreement,  Employee shall be entitled to the following fringe benefits:

                  i. Employee Benefits. Employee shall be eligible to participate in such of Company's benefits and deferred compensation plans as are now available or later made available to executive officers of the Company, including, without limitation, Company's stock option plans, profit sharing plans, annual physical examinations, dental and medical plans, personal catastrophe and disability insurance, financial planning, retirement plans and supplementary executive retirement plans, if any.

                  ii. Vacation. Employee shall be entitled to three (3) weeks of vacation during each year during the term of this Agreement and any extensions thereof, prorated for partial years, in accordance with the Company's vacation policy.

                  iii. Reimbursement for Expenses. During the term of this Agreement, Company shall reimburse Employee for reasonable out-of-pocket business and/or entertainment expenses incurred by Employee in connection with his duties under this Agreement and documented in accordance with Company policy. The Company shall reimburse (or pay directly) Employee's reasonable actual out-of-pocket expenses directly incurred in (i) moving Employee and Employee's immediate family to Austin, Texas, not to exceed $ 25,000.00 (Employee will submit an estimate for approval prior to the move), (ii) up to three house hunting trips, and (iii) approved commuting expenses until Employee's family has moved to Austin, Texas. Employee and Employee's family shall complete their move to Austin no later than July 30, 2000).Company shall also reimburse Employee the lesser of the actual Direct Closing Costs incurred in connection with the sale of Employee's home in Seattle or $ 45,200.00 . Direct Closing Costs for purposes of this Agreement shall be limited to brokers' selling commissions and the premium cost of the Seller's Title Policy. Company shall not reimburse any closing costs incurred by Employee in connection with the purchase of a home. Company shall not be obligated to reimburse any attorney's fees incurred by Employee in connection with the completion and execution of this agreement. The Company will also loan Employee up to $150,000, at a per annum interest rate of 6.5% (the "Funds"), secured by, at the Company's sole option and discretion, (i) Employee's equity in the Company, stock options in the Company, earned bonus with the Company, any deferred compensation with the Company and any severance with the Company, and (ii) a security interest and/or deed of trust lien and/or mortgage lien in either Employee's Seattle, Washington home or in the home this Agreement contemplates that Employee will purchase in or in the vicinity of Austin, Texas, as determined by Company in its sole discretion at the time the Funds are advanced, and conditioned upon Company's determination, not to be unreasonably withheld, that all loan and security documents are satisfactory to Company. The Funds shall only be advanced for the purpose of assisting in Employee's purchase of a home in or in the vicinity of Austin, Texas; in accordance with this stated purpose, the Funds shall only be released to the title company closing such home purchase and only at the actual time such home purchase is made. All interest and principal for this loan will be due and payable on the earlier of Employee's completion of the sale of his current home in Seattle, Washington or October 31, 2000. The Company will pay Employee a bonus sufficient to cover the interest portion of such loan and any Employee taxes associated with such bonus. If the Company requires the Employee to relocate outside of the Austin, Texas metropolitan area during the term of this Agreement, the Company will pay Employee's reasonable relocation expenses.

4.       Severance Compensation.
         --------- ------------

         a. Severance Compensation in the Event of a Termination Upon a Change in Control or in the Event of a Termination Other Than for Cause. In the event Employee's employment is terminated in a Termination Upon a Change in Control or in a Termination Other Than For Cause, Employee shall be paid as severance compensation his Base Salary (at the rate payable at the time of such termination), for a period of six (6) months from the date of such termination. Employee is under no obligation to mitigate the amount owed Employee pursuant to this Section 4.a by seeking other employment or otherwise. Notwithstanding anything in this Section 4.a to the contrary, Employee may in Employee's sole discretion, by delivery of a notice to Company within thirty (30) days following a Termination Upon a Change in Control or a Termination Other Than For Cause, elect to receive

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severance  compensation as a lump sum severance  payment by bank cashier's check equal to the present value of the flow of cash payments that would otherwise be paid to Employee pursuant to this Section 4.a discounted at a rate of 8% per annum. In the event Employee's employment is terminated in a Termination Upon a Change in Control or in a Termination Other Than For Cause, Employee shall also be entitled to an accelerated vesting of any awards granted to Employee under the Company's or USOL's stock option plans and any other equity rights or participation plans under which Employee is a participant; such accelerated vesting shall occur regardless of the terms and conditions contained in any such plans. Employee shall continue to accrue retirement benefits (if any) and shall continue to enjoy any benefits under any plans of the Company in which Employee is a participant to the full extent of Employee's rights under such plans (as if Employee was still an employee of Company), including any perquisites provided under this Agreement, through the lesser of the remaining term of this Agreement or six (6) months from the date of termination under this subsection; provided, however, that the benefits under any such plans of the Company in which Employee is a participant, including any such perquisites, shall cease upon re-employment by a new employer to the extent such benefits are provided by any such new employer.

                  b. No Severance Compensation Upon Other Termination. In the event of a Voluntary Termination or Termination For Cause, Employee or his estate shall not be paid any severance compensation.

5. Indemnification. The Company shall defend, indemnify and hold Employee harmless from any and all liabilities, obligations, claims or expenses which arise in connection with or as a result of Employee's service as an officer, manager, director or employee of the Company to the fullest extent allowed by the Company's organizational documents; provided, that the Company shall not be obligated to defend, indemnify or hold Employee harmless from any liabilities, obligations, claims or expenses which directly result from or are related to Employee having committed an act of dishonesty, obtained any benefit of money or other property to which he was not entitled, or engaged in any willful misconduct or engaged in behavior that is grossly negligent.

6.  Noncompetition and Confidentiality.
    ----------------------------------

         a. Fiduciary Obligations. During his employment hereunder, Employee shall comply with his fiduciary obligations as an officer and, if elected, as a member of the Board of Directors of the Company.

         b. Noncompete and Nonsolicitation. During his employment hereunder and for a period of twelve (12) months following the termination or other cessation of his employment hereunder, Employee shall not, directly or indirectly, as a director, officer, employee, owner, partner, agent, consultant, lessor, creditor or otherwise, for any person, firm or entity, in any of the counties of the states of the United States, engage in any of the following activities:

                  i. solicit or attempt to persuade any person or entity that was a customer of the Company or any affiliate of the Company during Employee's employment hereunder to terminate or rescind its business or contractual relationship with the Company or any affiliate of the Company;

                  ii. solicit for employment any employee of the Company or any affiliate of the Company or attempt to persuade or entice any such employee to terminate his or her employment with the Company or any affiliate of the Company; or

                  iii. engage or participate in the business of selling, installing or servicing telecommunications or cable or broadcast television products, services or software, or in any other business engaged in by the Company or any affiliate of the Company at any time during Employee's employment hereunder.

The restrictions contained in this Section 6.b shall not apply only in the event the Company materially breaches this Agreement and fails to cure such breach within thirty (30) days following receipt of written notice of such breach. For purposes of this Section 6, the term "affiliate" means any person or entity (i) which directly or indirectly controls, is controlled by, or is under common control with the Company, or (ii) 10% of which entity's equity rights are held beneficially or of record by the Company.

         c. Confidentiality. Employee shall not, during his employment hereunder or at any time thereafter, use for his own purposes or disclose to any other person or entity any "Confidential Information" (defined below) concerning the Company, its affiliates or any of their business operations, except as may be consistent with his duties hereunder or as may be required by order of a court of competent jurisdiction. "Confidential Information" means any information, formula, pattern, compilation, program, device, method, technique, customer list, or process concerning the Company or its business or customers: (i) that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; or (ii) the disclosure of which would be harmful to the interests of the Company.

         d. Proprietary Rights. Employee hereby assigns and transfers to Company all of his proprietary interest in any device, design, machine, practice, process, method, product, literary composition, algorithm, or development, innovation or improvement to existing Confidential Information (collectively, the "Works") that is developed, conceived or created, in whole or in part, during the term of this Agreement regardless of whether the Work is developed, created or conceived while at Company facilities or another location or during or after normal business hours; provided, however, that for the purposes of this Agreement, Works shall only be deemed to include any of the foregoing that (i) in any way relate to the present or anticipated business, activities or research and development work of the Company, (ii) result from or are related to any work performed for the Company, or (iii) were developed, created or conceived utilizing the Company's time, equipment, supplies, facilities, materials, software, resources or other Confidential Information. Any Work that involves the creation of any copyrightable work shall be considered a "work made for hire," to the maximum extent permitted by law. If any copyrightable work is not considered a "work made for hire," Employee, without further consideration, hereby assigns and transfers all copyrights in the Work to Company. Employee recognizes that all Works shall be the exclusive property of the Company. Employee agrees to assist the Company in obtaining any patents, copyrights or other form of proprietary rights protection on any Work, to sign all documents and take other actions as the Company may reasonably request to obtain such protection for Company, and to assist Company in protecting the Works against infringement by other parties. Employee appoints the executive officers of the Company to act as his agent and attorney-in-fact to perform any act necessary to obtain any patents, copyrights or other form of proprietary protection covering the Works. Employee represents that there are no Works owned wholly or in part by him that are to be excluded from the scope of this Agreement. Employee also agrees to disclose to the Company, in confidence, (A) all Works that Employee develops, conceives or creates while employed by the Company and (B) all patent or copyright applications filed by Employee within one (1) year after termination of employment with the Company.

         e. Damages. Employee agrees that the provisions of this Section 6 may be enforced by temporary or permanent injunction; the Company shall not be required to post any bond or security in any such temporary or permanent injunction proceeding. The right to such injunctive relief shall be in addition to and not in place of any further remedies to which the Company may be entitled.

         f. Enforcement. Employee agrees that the provisions of this Section 6 are reasonable. However, if any court of competent jurisdiction determines that any provision within this Section 6 is unreasonable in any respect, the parties intend that this Section 6 should be enforced to the fullest extent allowed by such court.

         g. Severable Units. Each county of each state covered by the covenant not to compete set forth in Section 6.b, each of such states and each month covered by this covenant not to compete shall be deemed a severable unit and should any court determine that the inclusion of all such counties, states or months would render such undertaking unreasonable or unenforceable for any reason, those units which are necessary, in the judgment of the court, to be deleted in order to render such an undertaking reasonable and enforceable shall be deemed free of such noncompete and nonsolicitation undertaking but such undertaking shall remain in full force and effect as to every other unit of territory and time.

          h. Survival. This Section 6 will survive the termination of this Agreement except as otherwise indicated in Section 6.b.

          i. Exception at End of Initial Term of Agreement. If the Agreement expires naturally at the end of the Initial Term, the noncompete and nonsolicitation period in Section 6.b. above shall only last for six (6) months.

7. Arbitration. Any dispute arising out of or relating to this Agreement shall be resolved by arbitration before a single, neutral arbitrator in Austin, Texas, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association; provided, however, that nothing herein shall prevent a party from seeking injunctive relief to enforce compliance with this Section 7 or Section 6, or to enforce any ruling of the arbitrator. The results of the arbitration shall be binding on the parties. All reasonable costs of the arbitration (or any litigation to the extent litigation is otherwise permitted under this Agreement), including attorney's fees, shall be paid by the non-prevailing party.

8. Notices. All notices, requests, consents and other communications required or provided for in this Agreement shall be in writing and shall be deemed to be given when: (a) delivered in person; (b) three days following deposit in the U.S. mail for first class registered or certified mail with postage prepaid; (c) delivered by overnight receipted courier service; or (d) sent by confirmed facsimile transmission. Notices shall be addressed to the party at the address set forth below, or such other addresses as may hereafter be designated in writing by the party.

         If to the Company, to:
         USOL Holdings, Inc.
         Attn: President
         10300 Metric Blvd.
         Austin, Texas 78758

         With a copy to:
         Stahl, Martens & Bernal, L.L.P.
         Attn: Mr. Brent G. Stahl
         7320 N. MoPac, Suite 211
         Austin, Texas 78731

         If to Employee:
         Mr. Seth R. Davis
         4917 East Mercer Way
         Mercer Island, Washington  98040


9. Miscellaneous.
   -------------

   a. Waiver of Breach. The waiver by a party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach

   b. Assignment. Neither party may assign its rights or delegate its duties hereunder without the prior written consent of the other party.

   c. Entire Agreement. This Agreement and the transaction and documents referred to herein including (i) that one certain USOL Holdings, Inc. Incentive Stock Option Agreement between the Company and Employee, and (ii) to be executed together with the documents specified in section 3. c. iii.. Without limiting the generality of the foregoing, Employee agrees that this Agreement supersedes and replaces that one certain letter dated July 26, 1999 between USOL, Inc. , and acknowledges and agrees such letter is null and void and of no further force and effect.

    d. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective parties, and their legal representatives, successors, heirs, and permitted assigns.

    e. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Texas, without giving effect to principles and provisions thereof relating to conflict or choice of laws and irrespective of the fact that any one of the parties is now or may become a resident of a different state.

    f. Validity. If any term of this Agreement shall be invalid, illegal, or unenforceable, in whole or in part, the validity of any of the other terms of this Agreement shall not in an way be affected thereby.

    g. Survival of Terms. The applicable provisions of Sections 2, 4, 5, 6, 7, 8, and 9 shall survive any termination of this Agreement.


IN WITNESS WHEREOF, the Company and Employee have executed this Agreement to be effective as of the date first above written.

                                            COMPANY:
                                            USOL HOLDINGS, Inc.


                                            By: /s/ Donald E. Barlow
                                                --------------------------------
                                                Donald E. Barlow, President

                                            Date Signed: _______________________


                                            EMPLOYEE:


                                            /s/ Seth R. Davis
                                            ------------------------------------
                                            Seth R. Davis
                                            Date Signed: _______________________